Exhibit 99.2

Allied Healthcare Products Announces Strategic Transformation Initiatives to Rebuild and Accelerate Performance

Company to restart operations under new leadership with intensified focus on improving operational efficiencies to help drive growth and profitability

Secures new senior secured credit facility to support ongoing operations

St. Louis, MO – March 16, 2023 – Allied Healthcare Products, Inc. (“AHP” or the “Company”), a leading manufacturer of medical gas construction equipment, respiratory therapy equipment, home healthcare products and emergency medical supplies, today announced strategic transformation initiatives intended to improve operational effectiveness to better serve customers and help drive growth and profitability. The Company also announced today the closing of a new senior secured credit facility agreement with Sterling Commercial Credit to support its ongoing operations and strategic direction.

As part of this plan, the Company’s Board of Directors has appointed Akash Amin as the Company’s President and Chief Restructuring Officer and Mark Welch as Vice-President and Assistant Chief Restructuring Officer. Akash and Mark, both of MorrisAnderson & Associates, Ltd., a financial and operational consulting firm, have served as AHP’s outside advisors for five months.

John Weil, AHP’s Chairman of the Board, said, “Akash and Mark are proven leaders with distinguished track records of leading companies through organizational change and executing strategies to enhance operational effectiveness and create additional value for all stakeholders. Over the past several months in advisory roles, they have executed many initiatives to strengthen operations, improve cash flow, increase shipping efficiencies, and transform AHP into a more focused, growth-driven, sustainable business. We are confident that under their leadership, we can continue to advance those successes and realize the substantial opportunities for the future of AHP.”

AHP has a successful 60+ year history of manufacturing FDA-approved respiratory medical devices and immobilization products used in medical facilities and emergency care vehicles worldwide. However, during the COVID-19 pandemic, the Company endured supply chain disruptions, a ransomware attack, an oversupply of ventilators in the market, and operational inefficiencies, leaving the Company cash-strained, forcing them to take immediate action to address these challenges.

As a result of aggressive steps to improve operational efficiencies under Mr. Amin and Mr. Welch, AHP’s business fundamentals continued to improve, resulting in higher productivity and a stabilized sales trajectory. With its strong portfolio of brands and products, enhanced operating structure, and refreshed customer-centric approach, AHP believes it is well-poised for sustainable growth.

Mr. Amin said, "I am truly pleased to assume a leadership role within AHP. I believe we have the potential to overcome our recent operational challenges and have not only the best products in the market but also the best team. It is my goal to intensify our focus on strengthening our operational performance to match the strong demand for our products, better fulfill orders and meet customer demands to position this Company back on a path to profitability.”

Mr. Amin added, "We want to thank our dedicated AHP team, our loyal customers, vendors and distributors for their patience, perseverance and commitment to what our Company is working hard to achieve. I am confident that together, we can build on AHP’s proud legacy as a leader in our industry and create a strong future for AHP.”

"We are also grateful to have the support of our new lender, Sterling Commercial Credit, which we believe represents a new partnership and their confidence in our strategic actions and team," Mr. Amin concluded.

About Allied Healthcare Products Allied Healthcare Products, Inc. manufactures a variety of respiratory products used in the health care industry in a wide range of hospital and alternate site settings, including sub-acute care facilities, home health care and emergency medical care. The Company’s product lines include respiratory care products, medical gas equipment and emergency medical products. For more information, please visit www.alliedhpi.com.

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Media Contacts

Liz Gonzalez

Paladin for Allied Healthcare Products

lgonzalez@paladinmgmt.com

Melissa Sheer

Paladin for Allied Healthcare Products

msheer@paladinmgmt.com